Exhibit 23.3

Consent of Independent Auditor

The Victory Bancorp, Inc.

Limerick, Pennsylvania

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 27, 2014, relating to the consolidated financial statements, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

May 12, 2014